                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-106997

PROSPECTUS SUPPLEMENT NO. 3
(TO PROSPECTUS DATED JULY 24, 2003)


(GREY WOLF LOGO)


                                  $150,000,000
               3.75% Contingent Convertible Senior Notes Due 2023
                                       and
               Common Stock Issuable Upon Conversion of the Notes

         The document supplements our prospectus dated July 24, 2003 (the "prospectus"), relating to $150,000,000 aggregate principal amount of our 3.75% Contingent Convertible Senior Notes Due 2023 and the common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement. The following table has been prepared based upon information furnished to us by the selling securityholders and supplements the information under the caption "Selling Securityholders" in the prospectus.

                                                                                     Shares of
                                                       Principal                      Common
                                                       Amount of                       Stock
                                                         Notes                      Beneficially
                                                      Beneficially  Percentage of      Owned         Shares of
                                                       Owned that        Notes        Prior to      Common Stock
                                                      may be Sold   Outstanding(1)   Conversion   Registered Hereby
                                                      ------------  --------------  ------------  -----------------
Lyxor/Convertible Arbitrage Fund, Ltd.......           $  294,000         *               -                45,581
Singlehedge US Convertible Arbitage Fund....              780,000         *               -               120,930
Jersey (IMA) Ltd. ..........................            2,500,000        1.6%             -               387,597
CooperNeff Convertible Strategies (Cayman)
         Master Fund LP.....................            3,900,000        2.6%             -               604,651
BNP Paribas Equity Strategies, SNC..........            4,660,000        3.1%             -               722,481
Windmill Master Fund, LP....................            9,000,000        6.0%             -             1,395,349

-------------
*  Less than 1%

(1) The percentage of notes outstanding is based on the $150,000,000 principal amount of notes originally outstanding. Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities.

         INVESTING IN THE NOTES AND OUR COMMON STOCK ISSUABLE UPON THEIR CONVERSION INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE NOTES OR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this prospectus supplement is January 16, 2004.